UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12
TELENAV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T +1 408.245.3800 F +1 408.245.0238 E IR@telenav.com 4655 Great America Parkway, Suite 300 Santa Clara, CA 95054 www.telenav.com
October 6, 2016
Dear Stockholders:
We are pleased to invite you to attend our 2016 Annual Meeting of Stockholders to be held on November 17, 2016 at 9:00 a.m. Pacific Time, at our headquarters at 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054 (the “Annual Meeting”). This Notice of Annual Meeting, Proxy Statement and form of proxy card or written voting instruction form are being made available to you on or about October 6, 2016.
We are furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting and conserves natural resources. On or about October 6, 2016, we mailed our stockholders a notice that includes instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (the “Annual Report”) and how to vote online. The notice also included instructions on how you can request a paper copy of the proxy materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or written voting instruction form.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in this Notice of Annual Meeting and Proxy Statement. A copy of our Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.
Please use this opportunity to take part in the affairs of Telenav by voting on the business to come before this meeting. Regardless of whether you plan to attend the meeting, I urge you to vote your proxy as soon as possible. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person, and may save us from incurring additional proxy solicitation costs.
Thank you for your ongoing support of Telenav. We look forward to seeing you at our Annual Meeting.

TELENAV, INC.

Dr. HP Jin
Chairman of the Board of Directors, President and Chief Executive Officer
Santa Clara, California

TELENAV, INC.
4655 Great America Parkway, Suite 300
Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 17, 2016
The Annual Meeting of Stockholders of Telenav, Inc. will be held on Thursday, November 17, 2016, at 9:00 a.m. Pacific Time, at our offices, located at 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054, for the following purposes (as more fully described in the proxy statement accompanying this notice):

1.	The election of two Class I directors to serve for a term of three years or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as Telenav’s independent registered public accounting firm for the fiscal year ending June 30, 2017; and

3.	To transact such other business as may properly come before the meeting.
Stockholders of record at the close of business on September 22, 2016 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to vote over the Internet, by telephone or by mailing a proxy card or written voting instruction form. If you attend the meeting, you may vote in person even if you return a proxy.

By Order of the Board of Directors,

Dr. HP Jin
Chairman of the Board of Directors, President and Chief Executive Officer
Santa Clara, California
October 6, 2016

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING. A MAJORITY OF OUR OUTSTANDING SHARES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE MEETING TO CONSTITUTE A QUORUM.

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TELENAV, INC.
2016 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	i
INTERNET AVAILABILITY OF PROXY MATERIALS	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Why am I receiving these materials?	1
What items of business will be voted on at the Annual Meeting?	1
How does the board of directors recommend that I vote?	2
What information is contained in these proxy materials?	2
What shares can I vote?	2
How many votes am I entitled to per share?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How can I vote my shares in person at the Annual Meeting?	3
How can I vote my shares without attending the Annual Meeting?	3
Can I change my vote or revoke my proxy?	3
Is my vote confidential?	4
How can I attend the Annual Meeting?	4
How many shares must be present or represented to conduct business at the Annual Meeting?	4
How are votes counted?	4
What is the voting requirement to approve each of the proposals?	5
Is cumulative voting permitted for the election of directors?	5
What happens if additional matters are presented at the Annual Meeting?	5
Who will serve as inspector of elections?	5
Who will bear the cost of soliciting votes for the Annual Meeting?	5
Where can I find the voting results of the Annual Meeting?	6
How can I contact Telenav’s transfer agent?	6
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	6
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6
CORPORATE GOVERNANCE	9
Code of Business Conduct and Ethics	9
Director Independence	9
Board Composition	9
Board Leadership Structure	10

-ii-

Board Meetings and Committees	11
Compensation Committee Interlocks and Insider Participation	14
Board’s Role in Risk Oversight	14
Process for Recommending Candidates for Election to the Board of Directors	15
Attendance at Annual Meetings of Stockholders by the Board of Directors	16
Contacting the Board of Directors	17
PROPOSAL ONE--ELECTION OF DIRECTORS	18
General	18
Information Regarding Nominee	18
Information Regarding Continuing Directors	19
Agreement with Stockholders	21
Director Compensation	21
Required Vote	23
Recommendation	23
PROPOSAL TWO--RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
Required Vote	24
Recommendation	24
Principal Accounting Fees and Services	25
Pre-Approval of Audit and Nonaudit Services	25
EXECUTIVE OFFICERS OF THE REGISTRANT	26
EXECUTIVE COMPENSATION	28
Compensation Discussion and Analysis	28
Compensation Committee Report	39
Fiscal 2016 Summary Compensation Table	40
Plan-Based Awards for Fiscal 2016	41
Outstanding Equity Awards at June 30, 2016	41
Options Exercised and Stock Vested During Fiscal 2016	43
Pension Benefits & Nonqualified Deferred Compensation	44
Employment Agreements	44
Potential Payments Upon Termination or Change of Control	46
Fiscal 2016 Potential Payments Upon Termination or Change of Control	50
EQUITY COMPENSATION PLAN INFORMATION	52
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	53
Policies and Procedures for Related Party Transactions	53
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	55
AUDIT COMMITTEE REPORT	57
OTHER MATTERS	58

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TELENAV, INC.
4655 Great America Parkway, Suite 300
Santa Clara, CA 95054
PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials to our stockholders primarily via the Internet. On or about October 6, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (“Annual Report”), and form of proxy card or written voting instruction form (collectively, the “proxy materials”). Stockholders will have the ability to access the proxy materials on the Internet, or to request a printed set of the proxy materials by mail by following the instructions in the Notice of Internet Availability of Proxy Materials. By furnishing a Notice of Internet Availability of Proxy Materials and access to our proxy materials by the Internet, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.
The Notice of Internet Availability of Proxy Materials also provides instructions on how you may request that we send future proxy materials to you by electronic mail or by mail in printed form. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.
QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
Our board of directors has made these materials available to you on the Internet or is providing printed proxy materials to you in connection with the solicitation of proxies for use at our annual meeting of stockholders, which will take place on Thursday, November 17, 2016 at 9:00 a.m. Pacific Time, at our headquarters located at 4655 Great America Parkway, Suite 300, Santa Clara, CA, 95054 (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•	To elect two Class I directors to serve for a term of three years or until their successors are duly elected and qualified.

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017 (“fiscal 2017”).
We will also consider any other business that properly comes before the Annual Meeting.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors recommends that you vote your shares:

•	“FOR” the Class I nominees to the board of directors.

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2017.

Q:	What information is contained in these proxy materials?

A:
You are receiving the proxy materials, which relate to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, corporate governance and information on our board of directors and certain other required information. Our Annual Report includes information about our business, financial condition and the risks we face.

Q:	What shares can I vote?

A:
Each share of our common stock issued and outstanding as of the close of business on September 22, 2016 (the “Record Date”) is entitled to be voted on all items being voted on at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date there were 43,128,725 shares of our common stock issued and outstanding.

Q:	How many votes am I entitled to per share?

A:	For all matters described in this proxy statement for which your vote is being solicited, you are entitled to one vote for each share of common stock held as of the Record Date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and we sent the proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the proxy materials and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner
If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet or by telephone, as described in the proxy materials and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q:	How can I vote my shares in person at the Annual Meeting?

A:
Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the proxy materials, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the proxy materials, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Q:	Can I change my vote or revoke my proxy?

A:
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary at Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA, 95054, prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	Is my vote confidential?

A:
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	How can I attend the Annual Meeting?

A:
You are entitled to attend the Annual Meeting only if you were a stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement for the period including the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting.
Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card, or, if you vote by telephone or Internet, by indicating your plans when prompted.
The meeting will begin promptly at 9:00 a.m. Pacific Time on November 17, 2016.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:
A majority of our issued and outstanding shares of common stock must be present in person or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting, if you are present and vote in person at the meeting or have properly submitted a proxy card. Both abstentions and broker nonvotes (described below) are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee.
For the other items of business, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the board of directors.

Q:	What is the voting requirement to approve each of the proposals?

A:
A plurality of the votes cast is required for the election of the directors. The affirmative “FOR” vote of a majority of the votes cast on the proposal is required to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2017.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker nonvotes.” Generally, broker nonvotes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker nonvotes are not considered votes cast on that proposal. Thus, broker nonvotes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. You may not cumulate your votes for the election of directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Dr. HP Jin and Michael Strambi, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be our Corporate Counsel, Peiyi Zhao. Broadridge Financial Solutions, Inc. will assist the inspector of elections with tabulating the votes.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.

Q:	Where can I find the voting results of the Annual Meeting?

A:
We will announce preliminary voting results at the Annual Meeting and publish them on our website at http://investor.telenav.com. We will also disclose voting results on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting, which will also be available on our website.

Q:	How can I contact Telenav’s transfer agent?

A:
You can contact our transfer agent by either writing via U.S. mail to Computershare, P.O. Box 30170, College Station, TX 77842-3170 or via courier service to Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845, or by telephoning (800) 962-4284 or, for foreign holders, (781) 575-3120. Computershare's shareholder website is www.computershare.com/investor.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, you may write, email or call us at the following address, email address and phone number:

Telenav, Inc.
Attn: Investor Relations
4655 Great America Parkway, Suite 300
Santa Clara, California 95054
Email: IR@telenav.com
Tel: (408) 245-3800
Fax: (408) 245-0238
Stockholders who hold shares through a stockbroker, bank, trustee or other nominee may contact their brokerage firm, bank, broker-dealer, trust or other similar organization to request information about householding.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:
Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), our Corporate Secretary must receive the written proposal at our principal executive offices at the address set forth below no later than June 8, 2017; provided, however, that in the event that we hold our 2017 Annual Meeting more than 30 days before or 60 days after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Telenav, Inc.
Attn: Corporate Secretary
4655 Great America Parkway, Suite 300
Santa Clara, CA, 95054
Tel: (408) 245-3800
Fax: (408) 245-0238
Advanced Notice Procedures: Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is: (1) specified in the notice of a meeting given by or at the direction of our board of directors, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2017 Annual Meeting, our Corporate Secretary must receive the written notice at our principal executive offices at the address set forth above:

•	no earlier than July 23, 2017, and

•	not later than the close of business on August 22, 2017.
In the event that we hold our 2017 Annual Meeting more than 30 days before or 60 days after the one-year anniversary date of the 2016 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the 120th day prior to such annual meeting, and not later than the close of business on the later of the following two dates:

•	the 90th day before such annual meeting, or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.
Nomination of Director Candidates: You may propose director candidates for consideration by our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Process for Recommending Candidates for Election to the Board of Directors” on page 15.

To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Advanced Notice Procedures” for stockholder proposals that are not intended to be included in our proxy statement.
Copy of Bylaw Provisions: A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov or by requesting a copy through our website at http://investor.telenav.com/tools.cfm. You may also contact our Corporate Secretary at our principal executive offices at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
In June 2009, our board of directors adopted a Code of Business Conduct and Ethics for all employees, officers and directors. The full texts of our Code of Business Conduct and Ethics are posted on our website at the investor relations portion of our website, http://investor.telenav.com/governance.cfm. We intend to disclose future amendments to our Code of Business Conduct and Ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
In June 2009, our board of directors also adopted a Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers. The full texts of our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers are posted on our website at the investor relations portion of our website, http://investor.telenav.com/governance.cfm. We intend to disclose future amendments to our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers, or certain waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Director Independence
In August 2016, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise the ability to exercise independent judgment in carrying out his responsibilities. In making that determination, our board of directors considered all relevant facts and circumstances.
As a result of this review, our board of directors determined that each of Messrs. Samuel Chen, Wes Cummins, Douglas Miller, Ken Xie and Joseph Zaelit are “independent directors” as defined under the rules of the NASDAQ Global Market, constituting a majority of independent directors of our board of directors as required by the rules of the NASDAQ Global Market.
Board Composition
Our board of directors is currently composed of six members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors and seven directors are currently authorized.
Each class of directors is elected for a three-year term to succeed the class whose term is then expiring. The terms of the directors expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during 2016 for the Class I directors, 2017 for the Class II directors, and 2018 for the Class III directors.

The following table sets forth the classes, names, ages and positions of our directors as of September 22, 2016:

Class I Directors	Age	Position
Samuel Chen (1)	65	Director
Wes Cummins (3)	39	Director

Class II Directors
Douglas Miller (1), (2), (3)	59	Director
Ken Xie (2) (3)	53	Director

Class III Directors
Dr. HP Jin	52	Chairman of the Board, President and Chief Executive Officer
Joseph M. Zaelit (1), (2) , (3)	71	Lead Independent Director
____________________

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and governance committee.
Board Leadership Structure
Our board of directors believes that our chief executive officer is best situated to serve as our chairman of the board because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the industry, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman of the board and chief executive officer promotes strategy development and execution, and facilitates information flow between management and our board of directors, which are essential to effective governance. One of the key responsibilities of our board of directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed.
At the same time, our board recognizes the importance of having a board structure that will continue to promote the appropriate exercise of independent judgment by the board. In March 2016, our board created the position of lead independent director to serve as a liaison between our chief executive officer and the independent directors, and to facilitate discussions and deliberation among the independent directors in fulfilling their oversight responsibilities for our company. The lead independent director coordinates the activities of the other independent directors and performs such other duties and responsibilities as the board may determine.
Our board believes the combined role of chairman of the board and chief executive officer, together with our independent directors led by our lead independent director, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Board Meetings and Committees
During the fiscal year ended June 30, 2016 ("fiscal 2016"), the board of directors held 13 meetings and acted three times by written consent. Each of the directors attended or participated in at least 75% of the meetings of the board of directors and 75% of the meetings held by all committees of the board of directors on which he served during fiscal 2016, with the exception of Mr. Jason Chiu, who attended 43% of the meetings of the board of directors on or prior to his resignation from the board on October 27, 2015. Mr. Cummins joined the board of directors after the end of fiscal 2016.

The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee.
Audit Committee. The audit committee oversees our corporate accounting and financial reporting processes. The audit committee generally oversees:

•	Our accounting and financial reporting processes as well as the audit and integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our independent registered public accounting firm; and

•
Our compliance with our systems of disclosure controls and procedures, internal controls over financial reporting and compliance of our employees, directors and consultants with ethical standards adopted by us.

The audit committee also has certain responsibilities, including without limitation, the following:

•	Selecting and hiring the independent registered public accounting firm;

•	Supervising and evaluating the independent registered public accounting firm;

•	Evaluating the independence of the independent registered public accounting firm;

•	Approving audit and nonaudit services and fees;

•
Reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls; and

•	Reviewing reports and communications from the independent registered public accounting firm.
From July 1, 2015 to July 27, 2015, our audit committee was comprised of Messrs. Chen, Chiu and Zaelit. On July 28, 2015, our board of directors changed the composition of our audit committee to include Messrs. Chen, Miller and Zaelit (chairman). Our board of directors has determined that Mr. Zaelit is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Zaelit serves as the chairman of the audit committee. Entities controlled by Mr. Chen currently hold more than 10% of our outstanding common stock. Our board of directors has considered the independence and other characteristics of each member of our audit committee. Our board of directors believes that the composition of the audit committee meets the requirements for independence under the current requirements of the NASDAQ Global Market and SEC rules and regulations. We believe that the audit committee charter and the functioning of the audit committee comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. Our audit committee also serves as our qualified legal compliance committee. We intend to comply with future requirements to the extent they become applicable to us.
The audit committee held four meetings during fiscal 2016 and acted once by written consent. The audit committee has adopted a written charter approved by the board of directors, which is available upon request in writing to 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054; Attn: Corporate Secretary or on our website at http://investor.telenav.com/governance.cfm. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
The Audit Committee Report is included in this proxy statement on page 57.
Compensation Committee. The compensation committee oversees our corporate compensation policies, plans and benefits programs and has the responsibilities described in “Executive Compensation—Compensation Discussion and Analysis” below.
During fiscal 2016, the members of our compensation committee were Messrs. Miller, Xie (chairman), Zaelit and Mr. Richard Todaro. On August 24, 2016, Mr. Todaro resigned as our director and compensation committee member. We believe that each member of the compensation committee meets the requirements for independence under the current requirements of the NASDAQ Global Market, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m). We believe that the compensation committee charter and the functioning of the compensation committee comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Copies of the charter for our compensation committee are available without charge, upon request in writing to 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054; Attn: Corporate Secretary or on the investor relations portion of our website, http://investor.telenav.com/governance.cfm. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
See “Executive Compensation—Compensation Discussion and Analysis” and “Election of Directors—Director Compensation” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.
The compensation committee held five meetings during fiscal 2016 and acted one time by written consent.
The Compensation Committee Report is included in this proxy statement on page 39.
Nominating and Governance Committee. On March 22, 2016, our board established a nominating and governance committee. The nominating and governance committee acts on behalf of the board to fulfill the board’s responsibilities in overseeing all aspects of our nominating and corporate governance functions. The responsibilities of the nominating and governance committee include, without limitation, the following:

•	Periodically review and assess the effectiveness of the corporate governance guidelines and recommend proposed changes to the board;

•	Review stockholder proposals relating to corporate governance and other matters and recommend to the board the company’s response to such proposals;

•
Oversee the board evaluation process, including facilitating self-evaluations and conducting periodic evaluations of the performance of the board as a whole, each board committee (including the nominating and governance committee itself) and each director;

•	Periodically review the composition and size of the board and make recommendations to the board on the appropriateness of any changes;

•
Annually evaluate the performance of our lead independent director and determine whether such lead independent director should serve for an additional one year term or a replacement should be appointed;

•	Evaluate the qualifications and performance of directors eligible for re-election consistent with criteria determined by the board;

•	Establish procedures for the submission by stockholders of candidates for election to the board and the nominating and governance committee’s review of candidates;

•	Recommend the director nominees for election to the board by the stockholders at the annual meeting of stockholders;

•	Identify, consider and recommend candidates to fill new positions or vacancies on the board, including candidates properly submitted by stockholders, consistent with criteria determined by the board;

•
Periodically review the composition of each board committee and make recommendations to the board for changes or rotation of directors, the creation of additional board committees, and changes in committee charters, taking into account input of the board committees, as applicable, or the dissolution of board committees;

•	Periodically assess director access to management and management access to directors; and

•
Undertake certain responsibilities regarding ethical standards and conflicts of interest until such time as the board’s qualified legal compliance committee becomes a committee independent from the audit committee.

During fiscal 2016, the members of our nominating and governance committee were Messrs. Todaro, Xie and Zaelit (Chairman). On August 24, 2016, Mr. Todaro resigned as our director and member of the nominating and governance committee and Mr. Cummins was appointed as our director and member of the nominating and governance committee. Mr. Miller was also appointed as a member of the nominating and governance committee on August 24, 2016. We believe that each member of the nominating and governance committee meets the requirements for independence under the current requirements of the NASDAQ Global Market. We believe that the nominating and governance committee charter and the functioning of the nominating and governance committee comply with the applicable requirements of the NASDAQ Global

Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Copies of the charter for our nominating and governance committee are available without charge, upon request in writing to 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054; Attn: Corporate Secretary or on the investor relations portion of our website, http://investor.telenav.com/governance.cfm. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
The nominating and governance committee held one meeting during fiscal 2016.
Compensation Committee Interlocks and Insider Participation
During fiscal 2016, our compensation committee consisted of Messrs. Miller, Todaro, Xie and Zaelit. None of the members of the compensation committee has at any time in the last three fiscal years been one of our officers or employees.  None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.
Board’s Role in Risk Oversight
Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full board of directors, our senior management is responsible for the day-to-day management of the material risks we face. In its oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors holds strategic planning sessions with senior management to discuss strategies, key challenges, risks and opportunities for us. This involvement of the board of directors in setting our business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for us. Additionally, our board of directors regularly receives updates from senior management and outside advisors regarding certain risks we face, including various operating risks. Our senior management attends meetings of our board of directors and its committees on a quarterly basis, and as is otherwise needed, and is available to address any questions or concerns raised by our board of directors on risk management and any other matters.
Each of our board committees oversees certain aspects of risk management and reports their findings to the full board of directors on a quarterly basis, and as is otherwise needed. Our audit committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, internal investigations, and enterprise risks, generally. Our compensation committee oversees risks related to compensation policies and practices, and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with our business strategy that do not encourage excessive risk-taking.
In connection with its oversight of compensation-related risks, our compensation committee has reviewed an assessment by management of our compensation programs and practices for its employees, including its executive and non-executive programs and practices. In its review, the compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, the compensation committee determined any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.
Additional review or reporting on enterprise risks is conducted as needed or as requested by the board of directors or a committee thereof.
Process for Recommending Candidates for Election to the Board of Directors
Our nominating and governance committee acts on behalf of the board to fulfill the board’s responsibilities in overseeing all aspects of our nominating functions. The nominating and governance committee will consider director candidates who are suggested by members of the nominating and governance committee, other members of our board, members of management and certain stockholders. The nominating and governance committee may also retain third-party executive search firms to identify independent director candidates from time to time. It is the policy of the board of directors to consider recommendations for candidates to the board of directors from stockholders holding at least 1% of our outstanding shares of common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by the members of the nominating and governance committee, individual board members or management.
A stockholder that desires to recommend a candidate for election to the board of directors should send the recommendation in writing to 4655 Great America Parkway, Suite 300, Santa Clara, CA 94054; Attn: Corporate Secretary. This written recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the required ownership of our common stock by the recommending stockholder. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.
In accordance with the advance notice provisions in our bylaws, director nominations to be considered at any annual meeting of stockholders must be received not less than 45 days, and not more than 75 days, prior to one-year anniversary of the date on which we first mailed proxy materials, or a notice of availability of proxy materials (whichever is earlier), to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, in order for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. To be timely for a special meeting, such notice must be received by our Corporate Secretary at our principal executive offices at 4655 Great America Parkway, Suite 300, Santa Clara, CA 94054 not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. This means that for purposes of our 2016 Annual Meeting of Stockholders, such nominations must have been received no sooner than July 23, 2016, and no later than August 22, 2016. Information regarding the deadlines for nominations for our 2017 Annual Meeting is set forth on pages 6 and 7.
Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management. While we do not have a formal diversity policy for board membership, the nominating and governance committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of our board of directors’ deliberations and decisions. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating and governance committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors;

•	such factors as issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and potential conflicts of interest; and

•	such other factors as the board of directors may consider appropriate.
The nominating and governance committee has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board of directors:

•	predominantly independent;

•	of high integrity;

•	have qualifications that will increase overall effectiveness of the board of directors; and

•	meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
After completing the evaluation and review, the nominating and governance committee makes a recommendation to the board of directors as to the persons who should be nominated to the board of directors, and the board of directors determines and approves the nominees after considering the recommendation of the nominating and governance committee.
Attendance at Annual Meetings of Stockholders by the Board of Directors
Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, we encourage, but do not require, directors to attend. Two directors attended our 2015 annual meeting of stockholders.

Contacting the Board of Directors
In cases where stockholders wish to communicate with the board of directors or any individual member of the board of directors, messages can be sent to our General Counsel, at Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 94054, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to the board of directors at each regularly scheduled meeting of the board of directors. Where the nature of a communication warrants, our General Counsel may determine, in his judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a non-management director, independent advisor or management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder communication is necessary.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
Our Class I directors’ terms expire at the Annual Meeting.
Information Regarding Nominees
At the Annual Meeting, two directors will be elected to the board of directors for a term of three years expiring at the 2019 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The nominating and governance committee has selected Samuel Chen and Wes Cummins as nominees for election as Class I directors at the Annual Meeting. Biographical information about each of our directors and nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each director and nominee that led our board of directors to the conclusion that he should serve or continue to serve as a director is also included in each of the director and nominee biographies.
Both Messrs. Chen and Cummins have agreed to serve if elected and we have no reason to believe that either Mr. Chen or Mr. Cummins will be unavailable to serve. In the event either Mr. Chen or Mr. Cummins is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who are all presently members of our board of directors. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee.
The following table sets forth the name, age and position of our director nominees as of September 22, 2016:

Name of Class I Nominees	Age	Position
Samuel Chen (1)	65	Director
Wes Cummins (2)	39	Director
____________________

(1)	Member of the audit committee.

(2)	Member of the nominating and governance committee.
Samuel Chen has served as a member of our board of directors since January 2002. Mr. Chen has served as chairman of the board of directors of Rayson Technology Co., Ltd., a privately held wireless communications company, for the last 23 years. Since 1994, Mr. Chen has also served as chairman of the board of directors of Sonix Technology Co., Ltd., an integrated circuit development company publicly traded on Taiwan Stock Exchange. Since 2000, Mr. Chen has also served as chairman of the board of directors of GlobalSat Technology Corp., an electronic communications company publicly traded on the Taiwan Stock Exchange. Mr. Chen holds a B.S. in Chemistry from National Tsing Hua University in Taiwan. For the following reasons, the nominating and governance committee concluded that Mr. Chen should serve as our director. Mr. Chen brings with him considerable business experience as the current chairman of the board of directors of Sonix Technology Co. Ltd., GlobalSat Technology Co., Ltd., and Rayson Technology Co. Ltd. Mr. Chen also serves on the board of directors of various other privately held companies. With his experience, Mr. Chen has a substantial amount of knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently. Mr. Chen’s experience as a board member of public and private companies gives him insight and perspective into how other boards function and enables him to be an effective board member. These skills and experience are extremely valuable to our board of directors.
Wes Cummins has served as a member of our board of directors and member of our nominating and governance committee since August 2016. Mr. Cummins joined Nokomis Capital, L.L.C., an investment advisory firm, in October 2012 as an analyst. From March 2011 to September 2012, Mr. Cummins was an analyst for Harvey Partners, a hedge fund. From February 2002 to March 2011, Mr. Cummins held multiple positions including senior research analyst covering technology hardware companies, director of research, head of capital markets and, finally, president of B. Riley & Co., an investment banking firm. Mr. Cummins has extensive experience in the investment research process, public and private capital raising, mergers and acquisitions, corporate restructuring and shareholder activism. From 2000 to 2002, Mr. Cummins was an associate analyst at Needham & Company, an investment banking firm. Since 2007, Mr. Cummins has served as a member of the board of directors of Applied Science Products, Inc., formerly known as Flight Safety Technologies, Inc., a publicly traded company engaged in developing technologies for aviation safety and efficiency. Mr. Cummins holds a B.S.B.A. from Washington University in St. Louis, Missouri. Mr. Cummins' expertise in investment research and analysis will bring valuable experience and perspective to our board of directors. Mr. Cummins joined our board of directors in connection with our agreement with Nokomis Capital, L.L.C. and its affiliates, as further described under "Agreement with Stockholders" below.
Information Regarding Continuing Directors
The following table sets forth the names, ages and positions of our continuing directors as of September 22, 2016:

Class II Directors	Age	Position
Douglas Miller (1), (2), (3)	59	Director
Ken Xie (2), (3)	53	Director

Class III Directors	Age	Position
Dr. HP Jin	52	Chairman of the Board, President and Chief Executive Officer
Joseph M. Zaelit (1), (2), (3)	71	Lead Independent Director
____________________

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and governance committee.
Douglas Miller has served as a member of our board of directors since July 2015. Mr. Miller has been serving as a member of the board of directors of CareDx, a publicly traded diagnostics company, since July 2016. Mr. Miller served as a member of the board of directors and as chairman of the audit committee of Procera Networks, a policy enforcement solutions company, from May 2013 to June 2015. Previously, Mr. Miller served as our chief financial officer from May 2006 to June 2012. From July 2005 to May 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. From October 1998 to July 2005, Mr. Miller held various management positions at Synplicity, Inc., a publicly traded electronic design automation company acquired by Synopsys, Inc., including senior vice president of finance and chief financial officer. Prior to that time, Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as a partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University. Our nominating and governance committee believes that Mr. Miller's experience as a chief financial officer and board member of public companies gives him insight and perspective into how other boards function and enables him to be an effective board member. As our former chief financial officer, Mr. Miller has a unique understanding of our operations. These skills and experience are extremely valuable to our board of directors.
Ken Xie has served as a member of our board of directors since July 2012. Since October 2000, Mr. Xie has served as the president and chief executive officer of Fortinet, Inc., a publicly traded network security solutions company, which he co-founded. Prior to co-founding Fortinet, Mr. Xie was the founder, president and chief executive officer of NetScreen Technologies, Inc., a publicly traded provider of network security products, which was acquired by Juniper Networks, Inc., an IP network solutions company, in April 2004. Additionally, Mr. Xie was managing partner of Jedi Venture, a venture capital investment fund, founder, president, and chief executive officer of Stanford Infosystems International, Inc., and security architect for Healtheon Corporation, a health information services company, and Philips Semiconductors, a computer equipment manufacturer. Mr. Xie received a B.S. and an M.S. in Electrical Engineering from Tsinghua University in China and an M.S. in Electrical Engineering from Stanford University. Our nominating and governance committee believes that Mr. Xie provides value as our director due to his experience as a chief executive officer of two public companies and because he brings considerable experience to our board of directors.
Dr. HP Jin is a cofounder of our company and has served as our president and a member of our board of directors since October 1999. Dr. Jin has also served as our chief executive officer and chairman of our board of directors from October 1999 to May 2001 and since December 2001. Prior to Telenav, Dr. Jin served as a senior strategy consultant at the McKenna Group, a strategy consulting firm. Prior to that time, Dr. Jin was a business strategy and management consultant at McKinsey & Company, a management consulting firm. Dr. Jin was also previously a technical director at Loral Integrated Navigation Communication Satellite Systems, or LINCSS, a division of Loral Space & Communications, Inc., a publicly traded GPS service and engineering company. Dr. Jin holds a B.S. and M.S. in Mechanical Engineering from Harbin Institute of Technology in China and a Ph.D. in Guidance, Navigation and Control, with a Ph.D. minor in Electrical Engineering, from Stanford University. Our nominating and governance committee believes that with over 15 years of experience as our president and chief executive officer, Dr. Jin has deep knowledge and understanding of our business. Dr. Jin’s experience as chief executive officer demonstrates his leadership and business acumen. His experience with strategic and operational issues in the location based services industry gives him insight to the issues facing this industry and brings valuable expertise to our board of directors.
Joseph M. Zaelit has served as a member of our board of directors since June 2009. Since August 2003, Mr. Zaelit has served as an operating partner of iGlobe Partners Fund, L.P., a venture capital investment firm. Prior to that time, Mr. Zaelit served as executive vice president and chief financial officer of Celestry Design Technologies, an integrated circuit design products company, and he also served as chief financial officer of GoRemote Internet Communications, Inc. (“GoRemote Internet Communications”), a publicly traded provider of remote access services that was acquired by iPass Inc. From August 2003 to December 2006, Mr. Zaelit served as a member of the board of directors of InterVideo, Inc., a publicly traded software publishing company that was acquired by Corel Corporation. From November 2001 to February 2006, Mr. Zaelit served as a member of the board of directors of GoRemote Internet Communications. Mr. Zaelit is a certified public accountant (inactive). Mr. Zaelit holds a B.S. in Accounting and an M.B.A., each from the University of Utah. Our nominating and governance committee believes that Mr. Zaelit is an experienced financial leader with over 40 years of finance and accounting experience gained through his education and board and senior management roles at a number of corporations. The compliance, financial reporting and audit expertise Mr. Zaelit gained in his board and senior management roles has proven valuable in addressing issues that have arisen for us.
Agreement with Stockholders

On August 24, 2016, we entered into a letter agreement (the “Stockholder Agreement”) with Nokomis Capital, L.L.C. and certain related persons (collectively, the “Nokomis Group”). Prior to entering into the Stockholder Agreement, we had entered into a September 2015 letter agreement with the Nokomis Group that expired on August 9, 2016, which provided for Mr. Todaro to be appointed as a Class I director. The September 2015 letter agreement is no longer in effect. In connection with the September 2015 letter agreement, we agreed that Jason Chiu would resign as a director and Mr. Chiu resigned on October 27, 2015. On August 24, 2016, Richard Todaro resigned as our director and the board appointed Wes Cummins as a Class I director.

Pursuant to the Stockholder Agreement, we and the Nokomis Group agreed that (a) Richard Todaro would resign from our board of directors; (b) we would appoint Wes Cummins as a Class I director with a term expiring at our Annual Meeting; (c) we would include Mr. Cummins on the slate of nominees standing for election as a Class I director nominee at the Annual Meeting; (d) we would cooperate with the Nokomis Group to identify a mutually acceptable independent director to join the board of directors as a Class II director with a term expiring at our 2017 Annual Meeting; (e) we would appoint Brett Hendrickson as a Class II director if we and the Nokomis Group are unable to identify a mutually acceptable candidate as a Class II director after good faith efforts before January 30, 2017; and (f) if appointed to the board of directors, Mr. Hendrickson would resign following the identification of a mutually acceptable candidate as a Class II director.

Pursuant to the Stockholder Agreement, the Nokomis Group has agreed to vote all of our shares of common stock that the Nokomis Group holds in a manner consistent with the recommendation of the board of directors at any annual or special meeting of our stockholders. In addition, the Nokomis Group has agreed, until 11:59 p.m., Pacific time, on the day that is 15 days prior to the deadline for the submission of director nominations in respect of the 2017 Annual Meeting, to customary standstill provisions during that time that provide, among other things, that the Nokomis Group will not (a) engage in or in any way participate in a solicitation of proxies with respect to our company; (b) initiate any stockholder proposals; (c) seek representation on our board of directors; or (d) seek to control the management, our board of directors, or the policies of our company.
Director Compensation
In fiscal 2016, our nonemployee directors were eligible to receive the following cash compensation:

Annual retainer	$25,000
Additional retainer, audit committee chair	10,000
Additional retainer, audit committee member	5,000
Additional retainer, compensation committee chair	8,000
Additional retainer, compensation committee member	3,000

In fiscal 2016, no compensation was paid to members of our nominating and governance committee, nor was additional compensation paid to our lead independent director.

Our 2009 Equity Incentive Plan provides for the automatic grant of nonstatutory stock options to our nonemployee directors.
In July 2012, we entered into a director offer letter with Mr. Xie, which provides for, among other things, an initial grant of 20,000 RSUs under our 2009 Equity Incentive Plan which will vest and will be issued as to one-fourth of the shares each annual anniversary following the date of grant, with full vesting in four years, contingent upon Mr. Xie’s continued service as one of our directors. In the event of a closing of a change of control, the unvested portion of the RSUs shall become fully vested. The initial 20,000 RSUs became fully vested in July 2016. Mr. Xie will also receive an additional grant of 5,000 RSUs, subject to the same terms as his initial grant, each year following our annual stockholder meeting, subject to Mr. Xie’s continued service as one of our directors.
In October 2012, our compensation committee approved the amendment of our 2009 Equity Incentive Plan to provide for the automatic, nondiscretionary grant of restricted stock units (“RSUs”) to our nonemployee directors in lieu of stock options. For our nonemployee directors other than Mr. Xie, each individual who first joins our board of directors as a nonemployee director will receive, at the time of such initial election or appointment, an automatic grant of RSUs for a number of shares equal to $40,000 divided by the fair market value of our common stock on the grant date, rounded down to the nearest share, provided such person is not currently our employee. In addition, each individual who continues to serve as a nonemployee member of the board of directors, whether or not such individual is standing for re-election at that particular annual meeting, will be granted automatically an RSU for a number of shares equal to $20,000 divided by the fair market value of our common stock on the grant date, rounded down to the nearest share. Annual RSU grants are made on the date of our annual meeting of stockholders to each director who has served on our board of directors for at least the preceding six months. Each initial automatic RSU award to our nonemployee directors will vest as to 25% of the shares on each anniversary of the date of grant, subject to the director’s continued service to us. Each annual automatic RSU award to our nonemployee directors will vest as to 100% of the shares on the first anniversary of the date of grant, subject to the director’s continued service to us. Directors who are also employees are eligible to receive options, RSUs and shares of common stock directly under our 2009 Equity Incentive Plan.
In January 2016, our board approved the amendment to our 2009 Equity Incentive Plan to modify and supersede the compensation arrangement for our company’s nonemployee directors as provided in the October 2012 amendment. The January 2016 amendment provides that each individual who first joins the board of directors on or after the January 2016 amendment effective date as a nonemployee director will receive, at the time of such initial election or appointment, 30,000 RSUs, vesting annually as to 1/3rd of the shares on each anniversary following the date of grant, contingent on the director’s continued service as one of our directors; provided that upon the closing of a change of control of our company, the unvested portion of the director’s RSUs shall fully vest. In addition, beginning on the date of the Annual Meeting and on each date of the annual meeting of the stockholders thereafter, each individual who continues to serve as a nonemployee director will be granted an option to purchase 8,300 shares of our company’s common stock, vesting monthly as to 1/12th of the shares of common stock subject to the stock option following the date of grant, contingent on the director’s continued service as one of our directors; provided that upon the closing of a change of control of our company, the unvested portion of the director’s options shall fully vest.
In July 2016, our board approved an annual cash retainer of $3,000 for our members of the nominating and governance committee and an annual cash retainer of $5,000 for our lead independent director, effective as of March 22, 2016. In addition, beginning on the date of the Annual Meeting and on each date of the annual meeting of the stockholders thereafter, our lead independent director will be granted an option to purchase our company's common stock in the value of $5,000, vesting monthly as to 1/12th of the shares of common stock subject to the stock option following the date of grant. Employee directors are not compensated for their service as directors.
We do not have a formal policy of reimbursing directors, but we reimburse them for travel, lodging and other reasonable expenses incurred in connection with their attendance at board of directors or committee meetings.
The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for fiscal 2016. The table excludes Dr. Jin, who is a named executive officer and did not receive any compensation from us in his role as a director in fiscal 2016.

Name	Fees Earned	RSU Awards(1)	Total
Samuel Chen	$30,000	$20,000	$50,000
Hon Jane (Jason) Chiu (2)	10,671	—	10,671
Wes Cummins (3)	—	—	—
Douglas Miller (4)	30,250	40,000	70,250
Richard Todaro (5)	21,264	40,000	61,264
Ken Xie	33,000	34,000	67,000
Joseph M. Zaelit	37,780	20,000	57,780

____________________

(1)
Amounts reflect the aggregate grant date fair value of RSUs awarded during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 without regard to estimated forfeitures. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our RSUs, refer to Note 8 to the consolidated financial statements contained in our Annual Report.

(2)	Mr. Chiu resigned on October 27, 2015.

(3)	Mr. Cummins was appointed to the board of directors on August 24, 2016

(4)
Mr. Miller was appointed to the board of directors on July 28, 2015 and served as a member of the audit committee and compensation committee since July 2015 and the nominating and governance committee since August 2016.

(5)
Mr. Todaro was appointed to the board of directors on September 23, 2015 and served as a member of the compensation committee and the nominating and governance committee from October 2015 and March 2016, respectively, until he resigned on August 24, 2016. In connection with his resignation and pursuant to a separation agreement entered into between Mr. Todaro and the company on August 24, 2016, 1,381 RSUs were vested on August 24, 2016 pursuant to action by our board of directors, and the remaining 4,144 unvested RSUs were automatically forfeited.

Required Vote
The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.
Recommendation
Our board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has appointed Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for fiscal 2017. Grant Thornton LLP has served as our independent registered public accounting firm since September 10, 2014. See “Principal Accounting Fees and Services.”
From fiscal 2007 through September 2014, Ernst & Young LLP served as our independent registered public accounting firm. On September 10, 2014, the audit committee of the board of directors dismissed Ernst & Young LLP as our independent registered public accounting firm and executed an engagement letter with Grant Thornton LLP. The change in our independent registered public accounting firm was approved by the audit committee and the board of directors.

The reports of Ernst & Young LLP on our financial statements for fiscal 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of our financial statements for fiscal 2014, and in the subsequent interim period through September 10, 2014, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report.
Notwithstanding Grant Thornton LLP's selection, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Required Vote
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2017 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Grant Thornton LLP.
Recommendation
Our board of directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2017.

Principal Accounting Fees and Services
The following table presents fees billed for professional services rendered to us by Grant Thornton LLP for fiscal 2016 and fiscal 2015. All of the services described in the following table were approved in conformity with the audit committee’s pre-approval process.

	Fiscal 2016	Fiscal 2015
Audit fees (1)	$1,044,780	$888,515
____________________

(1)
Audit fees consist of fees billed for professional services rendered for: (i) the audit of our annual consolidated financial statements and reviews of applicable SEC filings including Form 10-K; (ii) audit of our internal control over financial reporting; (iii) the reviews of our quarterly financial statements and of applicable SEC filings including Form 10-Q; and (iv) services rendered in connection with our Form S-8 filings and other items related to SEC matters.

The following table presents fees billed for professional services rendered to us by Ernst & Young LLP for fiscal 2016 and 2015. All of the services described in the following table were approved in conformity with the audit committee’s pre-approval process.

	Fiscal 2016	Fiscal 2015
Audit fees (1)	$23,320	$40,175
Tax Fees (2)	59,320	217,443
Total	$82,640	$257,618
____________________

(1)	Audit fees consist of fees billed for professional services rendered in connection with our Form 10-K and Form S-8 filings and other items related to SEC matters.

(2)	Tax fees consist of fees billed for professional services rendered for tax consultations.
Pre-Approval of Audit and Nonaudit Services
The audit committee pre-approves all audit and permissible nonaudit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approves services provided by the independent registered public accounting firm pursuant to its audit committee charter.

EXECUTIVE OFFICERS OF THE REGISTRANT
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors, nominee or executive officers. The following table sets forth the names, ages (as of September 22, 2016) and positions of our executive officers:

Name	Age	Position
Dr. HP Jin	52	Chairman of the Board, President and Chief Executive Officer
Michael Strambi	55	Chief Financial Officer and Treasurer
Salman Dhanani	43	Co-President and Co-General Manager, Automotive Business Unit
Loren Hillberg	58	General Counsel, Secretary, and President and General Manager, Thinknear, Inc.
Hassan Wahla	44	Co-President and Co-General Manager, Automotive Business Unit
Dr. HP Jin's biography can be found under "Proposal One: Election of Directors - Information Regarding Continuing Directors" on page 20.
Michael Strambi has served as our chief financial officer and treasurer since June 2012. From November 2009 to June 2012, Mr. Strambi served as our vice president of finance. From December 2008 to August 2009, Mr. Strambi served as vice president and chief accounting officer of Silver Spring Networks, Inc., a provider of smart grid services. From February 2008 to December 2008, Mr. Strambi served as chief financial officer of Metacafe, Inc., a provider of online video services. From February 2006 to February 2008, Mr. Strambi served as vice president of finance of MobiTV, Inc., a provider of mobile media solutions. From 2002 to 2006, Mr. Strambi served in various positions, the most recent of which was vice president, controller and treasurer, with Macromedia, Inc., a publicly traded provider of web publishing products and solutions that was acquired by Adobe Systems Incorporated. Mr. Strambi holds a B.S. in Business Administration with a concentration in Accounting from California State University, Sacramento and an M.B.A. in Finance from the University of Southern California.
Salman Dhanani is a cofounder of our company and has served as our co-president and co-general manager, automotive business unit since January 2014. From January 2013 to January 2014, Mr. Dhanani served as our co-general manager of our automotive business and vice president of strategic partnerships. Mr. Dhanani served as our vice president, growth strategy and partnerships from July 2012 to January 2013, as our vice president, products from August 2010 to July 2012 and as our vice president, products and marketing from August 2009 to August 2010. Mr. Dhanani served as our executive director of marketing from March 2009 to July 2009 and as our senior director of marketing from November 1999 to February 2009. From January 1999 to November 1999, Mr. Dhanani served as a consultant at the McKenna Group, a strategy consulting firm. From July 1996 to December 1998, Mr. Dhanani served as an application engineer at Schlumberger Ltd., a technology consulting services company. Mr. Dhanani holds a B.S. in Electrical Engineering from the University of Washington.
Loren Hillberg has served as our general counsel and secretary since April 2009 and president and general manager, Thinknear, Inc. since October 2014. From January 2013 to October 2014, Mr. Hillberg served as general manager, mobile business unit. From September 2007 to September 2008, Mr. Hillberg served as vice president and general counsel at Force10 Networks, a communications and networks company. From April 2005 to May 2007, Mr. Hillberg held various management positions, including executive vice president and general counsel at Macrovision Corporation (now Rovi Corporation), a publicly traded digital entertainment company. From May 1998 to March 2005, Mr. Hillberg served as senior vice president and general counsel at Macromedia, Inc., a publicly traded provider of web publishing products and solutions that was acquired by Adobe Systems Incorporated. Mr. Hillberg holds a B.A. in Economics from Stanford University and a J.D. from the University of California, Hastings College of Law.
Hassan Wahla has served as our co-president and co-general manager, automotive business unit since January 2014. From January 2013 to January 2014, Mr. Wahla served as our co-general manager of our auto business and vice president of business development. Mr. Wahla served as our vice president, business development and carrier sales from August 2009 to January 2013 and served as our executive director of business development from May 2005 to August 2009. From April 2003 to May 2005, Mr. Wahla served as a senior product manager at Nextel Communications, a publicly traded wireless communications company that merged with Sprint. From February 2002 to April 2003, Mr. Wahla served as vice president of business development of Wireless Multimedia Solutions, a wireless software platform company. From September 1999 to February 2002, Mr. Wahla served as director of business development at MicroStrategy, Inc., a publicly traded business intelligence software company. Prior to that time, Mr. Wahla served as a senior consultant at Maritime Power, a maritime equipment company. Mr. Wahla holds a B.S. in Industrial Engineering from Virginia Tech, an M.S. in Management from Stevens Institute of Technology and a Masters of International Affairs from Columbia University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2016 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Overview. The compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The compensation committee seeks to ensure that the total compensation paid to our executive officers is fair and reasonable. Currently, we have five executive officers. Details of our fiscal 2016 compensation for our named executive officers, who are the chief executive officer, chief financial officer, the three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2016, and one former executive officer who left our company during the third quarter of fiscal 2016 but whose compensation was among the three other most highly compensated executive officers, can be found in the section entitled “Executive Compensation—Fiscal 2016 Summary Compensation Table.” We provide types of compensation and benefits to our named executive officers similar to those we provide to our other executive officers and senior managers.
This section describes our compensation program for our executive officers. The discussion focuses on our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We address why we believe our compensation program is appropriate for us and our stockholders and explain how executive compensation is determined.
At our annual meeting in 2014, our stockholders approved the advisory proposal on executive compensation with over 99% of stockholder votes cast in favor of our executive compensation program. We will next seek a stockholder advisory vote on executive compensation at our annual meeting in 2017.

Although none of the compensation committee’s subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote, the compensation committee took the vote outcome into consideration in the course of its deliberations and expects to continue to do so with respect to future advisory votes concerning executive compensation.
Compensation Philosophy and Objectives. Our executive compensation program seeks to attract talented, qualified executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short term and long term components, cash and equity elements, and performance contingent payments in proportions that we believe will provide appropriate incentives to reward and retain our executives.
Our philosophy towards executive compensation reflects the following principles:

•
Total compensation opportunities should be competitive. We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented executive officers who will help us to perform better than our competitors.

•
Total compensation should be related to our performance. We believe that a significant portion of our executive officers’ total compensation should be linked to achieving specified financial and business objectives that we believe will create stockholder value and provide incentives to our executive officers to work as a team.

•
Total compensation should be related to individual performance. We believe that executive officers’ total compensation should reward individual performance achievements and encourage individual contributions to achieve exceptional performance.

•
Equity awards help executive officers think like stockholders. We believe that each of our executive officer's total compensation should have a significant equity component because stock based equity awards help reinforce the executive officer’s long-term interest in our overall performance and thereby align the interests of the executive officer with the interests of our stockholders.

Based on this philosophy, we seek to reward our executive officers as and when we achieve our goals and objectives by giving significant weight to performance-based compensation. While ensuring that appropriate risk management measures are implemented by our executive officers, a significant portion of the compensation for our executive officers is at risk based on the achievement of established goals, which we believe aligns their interests with the interests of our stockholders.
Role of the Compensation Committee and Executive Officers in Setting Executive Compensation. The compensation committee has overall responsibility for recommending to our board of directors the compensation of our chief executive officer and determining the compensation of our other executive officers. Members of the compensation committee are appointed by the board of directors. During fiscal 2016, the members of our compensation committee were Messrs. Miller, Todaro, Xie (chairman) and Zaelit. On August 24, 2016, Mr. Todaro resigned as our director and compensation committee member. Our board of directors determined that each member of our compensation committee was and remains an outside director for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), a nonemployee director for purposes of Rule 16b-3 under the Exchange Act and an independent director as that term is defined under the Financial Industry Regulatory Authority (“FINRA”) rules.
The compensation committee operates under a written charter adopted by the board of directors, which establishes the duties and authority of the compensation committee. Copies of our compensation committee charter are available on our website at http://investor.telenav.com/governance.cfm.
The fundamental responsibilities of our compensation committee are:

•
to provide oversight of our compensation policies, plans and benefit programs, including reviewing and making recommendations to our board of directors regarding compensation plans, as well as general compensation goals and guidelines for our executive officers and the board of directors;

•
to review and determine all compensation arrangements for our executive officers (including our chief executive officer) and to allocate total compensation among the various components of executive pay;

•	to review and approve all equity compensation awards to our executive officers (including our chief executive officer); and

•
to oversee and direct our equity compensation plans, including the 1999 Stock Option Plan, the 2002 Executive Stock Option Plan, the 2009 Equity Incentive Plan and the 2011 Stock Option and Grant Plan, as applicable to all of our employees.

The compensation committee has the authority to engage the services of outside consultants, and it retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm with substantial experience in the technology sector, as its compensation consultant to advise the compensation committee in matters related to executive and director compensation for fiscal 2016. Based on the consideration of the various factors as set forth in the rules of the SEC and NASDAQ Global Market, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.
In determining each executive officer’s compensation, our compensation committee reviews our corporate financial performance and financial condition. The evaluation of individual performance is done by the compensation committee, in the case of the chief executive officer, and by the chief executive officer, in the case of other executives. The chief executive officer meets with the compensation committee to discuss executive compensation matters and to make recommendations to the compensation committee with respect to other executives. The compensation committee may modify individual compensation components for executives other than the chief executive officer after reviewing the chief executive officer’s recommendations. The compensation committee is not bound to and does not always accept the chief executive officer’s recommendations. The compensation committee also reviews the chief executive officer’s performance and confers with the full board of directors (excluding the chief executive officer). The compensation committee then makes all final compensation decisions for executive officers and approves any equity incentive awards for all of our executive officers. In addition, it is the compensation committee’s practice to consult with the independent members of the board of directors prior to making material changes to our compensation policies.
Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed annually or more often as needed. The compensation committee generally has the discretion to (i) increase, reduce or eliminate an executive officer’s bonus award and/or (ii) increase an executive officer’s base salary in connection with a promotion or increased responsibilities during the year in the event that it determines that circumstances warrant. With regard to the bonus plan, the compensation committee may in its sole discretion determine the amount of any reduction on the basis of such factors as it deems relevant. In addition, pursuant to the compensation committee charter, the compensation committee is authorized to take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance. There are no limits on the amounts of such modification. Base salaries may be decreased with the agreement of the executive officer.
Third Party Analysis of Compensation. Our compensation committee engaged Compensia to evaluate our current levels and types of compensation for executive officers and to recommend appropriate changes. Among other activities, Compensia:

•	assisted us in identifying a group of peer companies for purposes of comparing the levels of compensation for our CEO and other executive officers;

•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys from similarly sized companies in relevant industries; and

•	assisted us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.
Compensia’s fiscal 2016 review concluded, and our compensation committee concurred, that:

•
Our base salary levels for fiscal 2016 placed our CEO at approximately the 15th percentile of our peer companies, and all of our other executive officers at approximately the 30th percentile of market survey companies;

•
Our total cash compensation for fiscal 2016 placed our CEO at approximately the 20th percentile of our peer companies, and all of our other executive officers at approximately the 40th percentile of market survey companies;

•
Our equity incentive awards for fiscal 2016 placed our CEO at approximately the 30th percentile, and all of our other executives at approximately the 60th percentile (with significant variation by individual executive officer) of our peer and market survey companies on a grant value basis;

•	Our equity mix is generally aligned with peer practice, with 53% of executive equity value delivered in RSUs in fiscal 2016;

•
Our target total direct compensation for fiscal 2016 placed our CEO at approximately the 30th percentile, and all of our other executives at approximately the 55th percentile of market survey companies, on average (with variation by individual executive officers); and

•	Our overall compensation levels consider not only the peer and market survey company compensation levels but also reflect the unique job scope performed by many of the executives.
Compensia used our previously approved peer group companies and recommended revisions to our peer group to match our size, organization complexity and growth. Primary factors considered in revising the current peer list were company type, business focus, revenue and growth, market capitalization, and location.
For purposes of our fiscal 2016 compensation decisions, the peer group companies recommended by Compensia and approved by our compensation committee were as follows:

• A10 Networks	• KVH Industries
• Aerohive Networks	• Limelight Networks
• Boingo Wireless	• Marchex
• Brightcove	• MobileIron
• CalAmp	• Ooma
• Carbonite	• PCTEL
• Digi International	• QuinStreet
• Glu Mobile	• RealNetworks
• Guidance Software	• Spok Holdings
• Inteliquent	• YuMe
• Jive Software

The compensation committee intends to continue to evaluate the compensation levels of similarly situated executives at our peer group companies to determine whether our executive compensation program is market competitive. In addition, the compensation committee also will continue to review, with assistance from Compensia, the list of peer group companies to ensure they each are appropriate for executive compensation comparisons.
Employment Agreements. From time to time, our board of directors may consider the possibility of an acquisition of us by other companies or other change of control transactions. We recognize that such consideration can be a distraction to our executive officers and could cause them to consider alternative employment opportunities. Our compensation committee believes that providing severance and change of control benefits to our executive officers is imperative to ensure their continued dedication and objectivity, notwithstanding the possibility of a change of control, to provide them with an incentive to continue employment and motivate them to maximize stockholder value in the event of a change of control, and to provide them with enhanced financial security. Under the agreements approved by our compensation committee, each of our executive officers will be entitled to receive certain severance benefits upon certain qualifying employment termination events, including enhanced severance benefits if the employment termination occurs in connection with a change of control.
See the section entitled “Executive Compensation—Employment Agreements” or “Executive Compensation—Potential Payments Upon Termination or Change of Control” for a further description of agreements with and the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.
Components of Executive Compensation. Our executive compensation program consists of the following principal components: base salary; an annual cash bonus plan; and long-term equity-based incentive awards. We believe that each of these individual components is useful in achieving one or more of the objectives of our program. Together, we believe these components have been effective in achieving our overall compensation objectives.

•	Base salary is used to retain employees, reflect differences in job scope and compensate for significant differences in responsibilities.

•
Cash bonuses are used to encourage executives to deliver on short term corporate financial and operating goals and individual objectives, and to ensure that a meaningful portion of compensation is based upon short-term performance in accordance with our performance-based pay philosophy.

•	Equity awards are used to balance executives’ short term thinking with a longer term perspective, reward for innovation, provide alignment with stockholder interests and attract and retain key talent.
Each executive officer's total compensation may vary from year to year based on our financial results and individual performance.
Weighting of Compensation Components. We do not use predefined ratios in determining the allocation of compensation between base salary, bonus and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, competitive market data and other factors that our compensation committee, in its sole discretion, determines are appropriate. Our executive compensation policies apply equally to all of our executive officers, including our named executive officers. Differences in compensation levels among our executives generally reflect differing skills, experience, responsibilities and relative contributions.
The specifics of each compensation element are as follows:
Base Salary. We pay an annual base salary to each of our executives in order to provide them with a fixed rate of cash compensation during the year.
The compensation committee held the base salaries of our executive officers constant for fiscal 2016 consistent with cost reduction efforts of our company. Base salaries for the executive officers were as follows:

Executive Officer	Fiscal 2016 Base Salary ($)
Dr. HP Jin, President, Chief Executive Officer	$380,000(1)
Michael Strambi, Chief Financial Officer and Treasurer	300,000
Loren Hillberg, General Counsel, Secretary, and President and General Manager, Thinknear, Inc.	300,000
Hassan Wahla, Co-President and Co-General Manager, Automotive Business Unit	265,000
Salman Dhanani, Co-President and Co-General Manager, Automotive Business Unit	265,000(1)
Rohan Chandran, former Vice President and General Manager, Mobile Business Unit	260,000(2)
____________________

(1)	In fiscal 2016, Dr. Jin and Mr. Dhanani maintained their 10% voluntary pay reductions from their base salaries of $380,000 and $265,000, respectively.

(2)	Mr. Rohan's employment with us ended on March 18, 2016.
Bonus Plan. We strive to tie a substantial part of each executive officer’s compensation to our performance. To this end, we established a formal bonus plan (the “Bonus Plan”) that provides for performance-based cash bonus targets for our employees, including each of our executive officers.
Our compensation committee approves the target bonus award for our executive officers with input from our chief executive officer (except with respect to his own target bonus award, which is determined by our compensation committee, in its sole discretion). The target bonus awards are based on external and internal benchmarking for each executive officer. Our Bonus Plan is designed to place a portion of total compensation at risk for each executive officer, consistent with our goal of improving strategic execution. The amount of each individual executive officer’s target bonus has been set as a percentage of his/her annual salary and is set forth in the table below:

Executive Officer	Fiscal 2016 Target Bonus (% of Base Salary)	Fiscal 2016 Target Bonus Amount ($)
Dr. HP Jin, President, Chief Executive Officer	100%	$380,000(1)
Michael Strambi, Chief Financial Officer and Treasurer	60%	180,000
Loren Hillberg, General Counsel, Secretary, and President and General Manager, Thinknear, Inc.	60%	180,000
Hassan Wahla, Co-President and Co-General Manager, Automotive Business Unit	60%	159,000
Salman Dhanani, Co-President and Co-General Manager, Automotive Business Unit	60%	159,000(1)
Rohan Chandran, former Vice President and General Manager, Mobile Business Unit	60%	156,000(2)
____________________

(1)
In fiscal 2016, Dr. Jin and Mr. Dhanani maintained their 10% voluntary pay reductions from their base salaries of $380,000 and $265,000, respectively. Accordingly, their target bonuses were also voluntarily reduced by 10%.

(2)	Mr. Chandran's employment with us ended on March 18, 2016.
Our compensation committee has sole authority to approve earned bonus awards under the Bonus Plan for executives. In addition, the compensation committee has discretion to reduce or eliminate the earned bonus awards under the Bonus Plan regardless of performance. The compensation committee may also approve payments of bonuses outside the Bonus Plan regardless of whether performance targets have been achieved.
In March 2016, our board adopted a clawback policy. Under the clawback policy, an executive officer who is involved in wrongful conduct that causes or partially causes a restatement of our financial statements must repay to our company up to the full amount of any incentive compensation (including cash incentive amounts and equity awards) paid to the executive officer within the prior three years, based on the financial statements that were subsequently restated.
Performance targets under the Bonus Plan are subject to minimums and maximums, and bonuses earned may be subject to predetermined accelerators and decelerators (but in any case the total bonus earned may be no greater than 150% of the target amount). Our chief executive officer also has the discretion to increase or decrease, up to 15%, the bonus earned by an executive officer (other than himself), which is subject to approval by the compensation committee.
The actual bonuses earned under the Bonus Plan, if any, are based on our achievement of certain corporate and business unit Key Performance Indicators (“KPIs”). Actual bonuses earned are based on the computation of point values achieved on corporate and business unit KPIs and may exceed the target bonus awards depending on achievement of these KPIs.
For fiscal 2016, the target bonus awards for all of our executive officers were based on two sets of KPIs, the first set of KPIs covering the first six months of fiscal 2016, and the second set of KPIs covering the remaining six months of fiscal 2016, with each set comprising 50% of the overall KPIs for fiscal 2016. The KPIs include corporate and business unit KPIs, which are derived from our operating plans covering the first half and second half of fiscal 2016 and are based on management’s evaluation of, among other things, growth opportunities, customer feedback and demand projections, historical revenue and trends, industry trends and the economic environment. The KPIs provided for opportunities to over perform our underlying fiscal 2016 operating plans, which management viewed as challenging but not unattainable. Our operating plans are internal, non-public financial plans approved by our board of directors in fiscal 2016 for each half of the fiscal year and each applicable operating plan is reviewed with our board of directors at each board meeting, as well as reviewed and compared against actual results by management on a monthly basis.
The first half fiscal 2016 KPIs included corporate and business unit KPIs. Our corporate KPIs included revenue and adjusted EBITDA for the six months ended December 31, 2015. Adjusted EBITDA measures our GAAP net loss excluding the impact of stock-based compensation expense, depreciation, amortization, interest and other income (expense), provision (benefit) for income taxes, and other items such as legal settlements, restructuring accruals and reversals and deferred rent reversals due to lease termination, net of tax. Our first half fiscal 2016 revenue KPI target, which included automotive and mobile navigation revenue, or corporate revenue, was $78.7 million. Actual first half fiscal 2016 corporate revenue was $77.8 million, or 99% of target, resulting in a first half fiscal 2016 corporate revenue KPI achievement of 96% due to deceleration resulting from under achievement. Our first half fiscal 2016 adjusted EBITDA KPI target, which included automotive and mobile navigation adjusted EBITDA, or corporate adjusted EBITDA, was $(8.6) million. Actual first half fiscal 2016 corporate adjusted EBITDA was $(5.9) million, or 131% of target, resulting in a first half fiscal 2016 corporate adjusted EBITDA KPI achievement of 162% due to acceleration resulting from over achievement. The first half fiscal 2016 weighted KPI achievement for our combined revenue and adjusted EBITDA KPI targets was 129%. For the first half of fiscal 2016, our automotive business unit actual KPIs, which included bookings, business development and product innovation metrics, were 59% of target, with a KPI achievement of 56%. Our advertising business unit actual KPIs, which included revenue and adjusted EBITDA metrics relating solely to the advertising business unit, were 103% of target, with a KPI achievement of 103%. Our mobile navigation business unit KPIs, which included revenue and quarterly business metrics, were 95% of target, with a KPI achievement of 77%.
The second half fiscal 2016 KPIs also included corporate and business units KPIs. Our corporate KPIs included automotive and mobile navigation billings, or corporate billings, for the second half of fiscal 2016 and net loss calculated in accordance with generally accepted accounting principles, or GAAP net loss, for the fourth quarter of fiscal 2016. Billings measure revenue recognized plus the change in deferred revenue from the beginning to the end of the period. Our second half fiscal 2016 corporate billings KPI target was $92.0 million. Actual second half fiscal 2016 corporate billings were $93.3 million, or 102% of target, resulting in a second half fiscal 2016 corporate billings KPI achievement of 102%. Our fourth quarter GAAP net loss target was $(8.5) million, which was comprised of our consolidated automotive, mobile navigation and advertising GAAP net loss. Actual fourth quarter GAAP net loss was $(7.7) million, or 139% of target, resulting in a fourth quarter GAAP net loss KPI achievement of 100%. The second half fiscal 2016 weighted KPI achievement for our combined billings and fourth quarter GAAP net loss KPI targets was 101%. For the second half of fiscal 2016, our automotive business unit actual KPI, which was a bookings metric, was 21% of target, with a KPI achievement of 0%. Our advertising business unit actual KPIs, which included revenue and adjusted EBITDA metrics, were 48% of target, with a KPI achievement of 41%. Our mobile navigation business unit did not have specific KPIs, as mobile navigation business unit performance was reflected in our corporate KPIs.

Our weighted fiscal 2016 KPI achievement for executives was calculated based upon weighting percentages assigned to actual KPI achievements for first and second half fiscal 2016 corporate KPIs and the applicable business unit KPIs for each executive. Our chief executive officer recommended, and our compensation committee agreed to the following adjustments to the first half and second half fiscal 2016 KPIs: (1) elimination of all acceleration and deceleration of our corporate KPI achievements in the first half of fiscal 2016, resulting in a net downward adjustment of our combined revenue and adjusted EBITDA weighted KPI achievement from 129% to 115%; (2) upward adjustment of the first half and second half fiscal 2016 automotive business unit KPI achievement from 56% to 88% and from 0% to 80%, respectively, to recognize progress towards contracting specific new automotive manufacturer and OEM awards, and (3)

downward adjustment of the fourth quarter GAAP net loss KPI achievement from 100% to 62% to exclude certain revenue recognized from a transaction at the beginning of the fourth quarter, where such revenue would have been recognized during the third quarter but for the timing in completing the transaction.  In connection with the foregoing adjustments, our weighted fiscal 2016 KPI achievement for automotive business unit executives was adjusted upward from 84% to 89%, our weighted fiscal 2016 KPI achievement for advertising business unit executives was adjusted downward from 78% to 75%, and our weighted fiscal 2016 KPI achievement for all other executives, reflecting a blend of corporate and automotive, advertising and mobile navigation business unit KPIs, was adjusted downward from 103% to 92%. In addition, our chief executive officer recommended, and our compensation committee agreed, to further adjust his bonus payout percentage from 92% down to 85%.

In addition, we paid a nonrecoupable portion of the target bonus to executive officers, in the third quarter of fiscal 2016, which amount did not exceed 30% of each named executive officer's target bonus. Such nonrecoupable portion of the target bonus was only paid after determining that the amount of the payments would not exceed the amount of bonus that would be expected to be paid for the fiscal year based on the KPIs achieved.
Long Term Incentives. We grant equity-based incentives to employees, including our executive officers, in order to align employee interests with stockholder interests. Our long term equity compensation program consists of stock options issued under our 2002 Executive Stock Option Plan and 2009 Equity Incentive Plan, as well as RSUs issued under our 2009 Equity Incentive Plan. We also grant equity incentives to persons not employed by us prior to October 10, 2012 under our Amended and Restated 2011 Stock Option Plan (the “2011 Plan”). None of our executive officers received grants under our 2011 Plan in fiscal 2016. Our compensation committee grants equity incentives to our executive officers to enable them to participate in any long term appreciation in our stockholder value. Additionally, these equity incentives provide a means of retaining our executive officers since the options typically vest monthly over a period of four years and the RSUs vest annually over a period of one to four years.
Generally, we have granted equity awards following an executive officer’s start date. The initial equity award to each executive officer was principally based on the prevailing range of our other executives with consideration given to the nature of the job and the individual’s experience, as well as the current market conditions relating to equity ownership of officers in similar positions at our peer group companies. We believe our executive officers’ equity positions as a percentage of total common shares outstanding are at or above median compared to both public and private companies of our size. Furthermore, our founders hold significant equity positions as a percentage of total common shares outstanding.
Beginning in fiscal 2013, as a result of market factors, we altered our approach to employee equity compensation by granting RSUs, as well as stock options, to employees, including our executive officers, in order to ensure that the recipient receives value for the shares regardless of fluctuations in our stock price, align the recipient’s interests with those of our stockholders, and be competitive with market practices in the Silicon Valley. We will continue to evaluate the effectiveness of both RSUs and stock options with respect to our executive officers' total compensation.
Our compensation committee does not have any specific policy regarding the timing of equity awards; however, equity awards have generally been granted to our executive officers on an annual basis following our fiscal year end financial results, and from time to time as determined by our compensation committee. Our chief executive officer and our head of human resources have historically proposed an aggregate pool of shares to be allocated among participating officers and employees worldwide and approved, with respect to each individual equity award grant, by the compensation committee or the board of directors, as the case may be. In setting the size of the proposed aggregate equity award pool, our chief executive officer takes into consideration the impact of the size of the pool on share dilution, employee motivation, employee retention, expected hiring and accounting charges. The proposals have included a division of the award pool based on a grant matrix determined by employee level. The board of directors or the compensation committee, as the case may be, has reviewed and discussed the award pool and approves the final grants, if any, for each individual executive officer. If a proposed grant differs materially from the grant matrix, our chief executive officer would provide the compensation committee or the board of directors, as the case may be, with an explanation or justification for such proposal. The board of directors, without Dr. Jin participating, or compensation committee, as the case may be, also determined the size of the option and RSU grants, if any, to be granted to Dr. Jin, our chief executive officer.
It has been our practice to grant additional equity awards to employees, including our executive officers, when the board of directors or the compensation committee, as the case may be, believe additional unvested equity incentives are appropriate as a retention incentive. In making its determination concerning additional equity awards to our executive officers, the board of directors or the compensation committee, as the case may be, has also considered, among other factors, individual performance and the size and terms of the individual’s outstanding equity grants.
In determining equity incentive awards for our executive officers in fiscal 2016, the compensation committee reviewed Compensia’s analysis of equity compensation practices within the initial comparable companies (as described above under the caption “Executive Compensation—Compensation Discussion and Analysis—Third Party Analysis of Compensation”), the current unvested equity position of each of our executive officers, and the current value of outstanding equity awards held by our officers.
In the course of making its August 2015 determinations, the compensation committee consulted with Dr. Jin, our chief executive officer, to obtain his input and suggestions concerning proposed compensation adjustments for executive officers reporting to Dr. Jin. The compensation committee also discussed with Dr. Jin proposals relating to Dr. Jin’s equity compensation, but Dr. Jin did not participate in any deliberations concerning his equity compensation.
In August 2015, our compensation committee approved the following one-time grants of stock options and RSUs on the terms set forth in the table below:

Name	Option Awards(1)	RSU Awards(2)
HP Jin	130,000	70,000
Michael Strambi	70,000	30,000
Salman Dhanani	120,000	60,000
Hassan Wahla	70,000	30,000
Loren Hillberg	30,000	20,000
Rohan Chandran (3)	50,000	30,000
____________________

(1)
1/48th of the shares underlying each of the forgoing options vest each month beginning one month from the vesting commencement date on the same day of the month as the vesting commencement date or, if there is no corresponding day, on the last day of the month, subject to the optionee’s continuous status as a service provider.

(2)	1/4th of the shares will vest on each anniversary of the vesting commencement date, subject to the recipient’s continuous status as a service provider.

(3)	Mr. Chandran's employment with us ended on March 18, 2016.

Benefits. Our executive officers participate in our standard benefit plans, which are offered to all full time U.S.-based employees and include our 401(k) plan. We maintain a 401(k) retirement plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our U.S. -based employees are eligible to participate in the 401(k) plan as of the first day of the first full calendar month following the start of their employment. The 401(k) plan provides a salary deferral program pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2016 and contribute the withheld amount to the 401(k) plan. Participants over age 50 may elect to make additional elective deferral contributions, or catch-up contributions, in the statutorily prescribed limit equal to $6,000 in 2016. We may, in our sole discretion, make discretionary profit sharing and/or matching contributions to the 401(k) plan on behalf of our employees who are eligible to participate in the 401(k) plan. To date, we have not made any profit sharing contributions but, beginning in July 2006, we began matching employee contributions to the 401(k) plan with up to 4% of an employee’s salary, subject to certain vesting conditions. Effective January 1, 2016, we capped the matched contribution amount at $8,000 for each employee.
Our executive officers have the opportunity to participate in our health and welfare benefit programs which include a medical program, a dental program, a vision program, life insurance, disability insurance, and flexible spending accounts. These benefits are the same as those offered to all other full time U.S.-based employees. Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of his annual base salary. See the “All Other Compensation” column of the summary compensation table in this section.
Stock Ownership Guidelines. We do not currently have stock ownership guidelines.
Accounting and Tax Considerations. Section 162(m) limits the amount of compensation paid to our chief executive officer and to each of our most highly compensated officers that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000 per person, unless certain exemption requirements are met. Certain performance-based compensation that has been approved by our stockholders is not subject to the $1,000,000 deduction limit. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions. We may from time to time pay compensation to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.

Compensation Committee Report
The compensation committee oversees our compensation policies, plans and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Ken Xie (Chairman)
Douglas Miller
Joseph Zaelit

Fiscal 2016 Summary Compensation Table
The following table provides information regarding the compensation of our principal executive officer, principal financial officer, each of our three other most highly compensated persons serving as executive officers as of June 30, 2016, and one of our former executive officers whose compensation resulted in the former officer being one of the three most highly compensated persons as of June 30, 2016. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary		RSU Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)		All Other Compensation (3)		Total
Dr. HP Jin President, Chief Executive Officer	2016 2015 2014	$342,000 342,000 375,000	(4) (4)	$490,000 — —	$391,027 164,115 —	$290,700 313,196 360,000	(5)	$8,897 11,651 12,314		$1,522,624 830,962 747,314
Michael Strambi Chief Financial Officer and Treasurer	2016 2015 2014	300,000 300,000 295,000		210,000 246,000 577,000	210,553 120,351 —	165,590 177,000 169,920		11,637 11,333 11,073		897,780 854,684 1,052,993
Hassan Wahla Co-President and Co-General Manager, Automotive Business Unit	2016 2015 2014	265,000 265,000 263,333		210,000 147,600 592,200	210,553 109,410 —	141,499 187,620 184,860		11,054 10,802 8,797		838,106 720,432 1,049,890
Salman Dhanani Co-President and Co-General Manager, Automotive Business Unit	2016 2015 2014	238,500 238,500 260,833	(4) (4)	420,000 147,600 592,900	360,948 131,292 —	127,349 168,858 183,105		10,990 10,085 10,501		1,157,787 696,335 1,047,339
Loren Hillberg General Counsel, Secretary, and President and General Manager, Thinknear, Inc.	2016 2015 2014	300,000 300,000 295,000		140,000 98,400 288,500	90,237 65,646 —	134,325 169,200 171,690		11,737 13,719 6,739		676,299 646,965 761,929
Rohan Chandran Former Vice President and General Manager, Mobile Business Unit	2016 2015 2014	203,447 — —	(6)	210,000 — —	150,395 — —	101,870 — —	(6)	148,260 — —	(7)	813,972 — —
____________________

(1)
Amounts reflect the aggregate grant date fair value of RSUs and options awarded during the fiscal year computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures, and are not necessarily an indication of which named executive officers received the most gains from previously granted equity awards. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 8 to the consolidated financial statements contained in our Annual Report.

(2)	The amounts in this column represent total performance-based bonuses earned pursuant to (i) our fiscal 2014 Bonus Plan, (ii) our fiscal 2015 Bonus Plan, and (iii) our fiscal 2016 Bonus Plan.

(3)	Amounts represent 401(k) matching contributions and life insurance premiums paid by us.

(4)	Amounts reflect a 10% voluntary pay reduction from base salary taken by Dr. Jin and Mr. Dhanani.

(5)	Amounts reflect a voluntary reduction of the payment of the non-equity incentive plan compensation from 92% as approved by the compensation committee to 85%.

(6)	Mr. Chandran's employment with us ended on March 18, 2016 and his salary and performance-based bonus represent his pro-rated portion for fiscal 2016.

(7)
Amounts include 401(k) matching contribution and life insurance premiums paid by us, as well as a lump sum severance payment equal to six months of Mr. Chandran's regular salary, in the amount of $130,000 and COBRA coverage for April, May and June of 2016, in the amount of $6,963.

Plan-Based Awards for Fiscal 2016
The following table provides information regarding bonus and equity grant awards to each of our named executive officers during fiscal 2016.

Name	Grant Date	Non-Equity Incentive Plan Earnings(1)	All Other Option Awards: Number of Securities Underlying Options	All Other Equity Awards RSUs(2)	Exercise or Base Price of Option Awards (per share)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Dr. HP Jin	—	$290,700	—	—	$—	$—
	7/31/2015	—	—	70,000	—	490,000
	8/4/2015	—	130,000	—	6.86	391,027
Michael Strambi	—	165,590	—	—	—	—
	7/31/2015	—	—	30,000	—	210,000
	8/4/2015	—	70,000	—	6.86	210,553
Hassan Wahla	—	141,499		—	—	—
	7/31/2015	—	—	30,000	—	210,000
	8/4/2015	—	70,000	—	6.86	210,553
Salman Dhanani	—	127,349	—	—	—	—
	7/31/2015	—	—	60,000	—	420,000
	8/4/2015	—	120,000	—	6.86	360,948
Loren Hillberg	—	134,325	—	—	—	—
	7/31/2015	—	—	20,000	—	140,000
	8/4/2015	—	30,000	—	6.86	90,237
Rohan Chandran (5)	—	101,870	—	—	—	—
	7/31/2015	—	—	30,000	—	210,000
	8/4/2015	—	50,000	—	6.86	150,395
____________________

(1)
The amounts in this column represent total performance-based bonuses earned pursuant to our 2016 Bonus Plan as further described in the section titled “Executive Compensation—Compensation Discussion and Analysis.” The target award is calculated on a specified percentage of the base salary. For more information regarding the amounts paid to our executive officers under our 2016 Bonus Plan, see the section titled “Executive Compensation—Fiscal 2016 Summary Compensation Table.”

(2)	Represents RSUs granted under our 2009 Equity Incentive Plan on the date set forth in this table.

(3)	Based on the fair market value per share of our common stock as of the date of grant.

(4)
Amounts reflect the aggregate grant date fair value of RSUs and options awarded during the fiscal year computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 8 to the consolidated financial statements contained in our Annual Report.

(5)	Mr. Chandran's employment with us ended on March 18, 2016.
Outstanding Equity Awards at June 30, 2016
The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at June 30, 2016.

	Option Awards(1)				RSU Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested
Dr. HP Jin	125,000	—(3)	$6.12	8/18/2019	—	$ —
	250,000	—(4)	6.55	11/2/2020	—	—
	__	300,000(5)	8.10	12/4/2022	—	—
	34,375	40,625(6)	4.92	8/5/2024	—	—
	29,792	100,208(7)	6.86	8/4/2025	__	—
	__	__	__	__	70,000(8)	357,000
Michael Strambi	150,000	—(9)	6.89	5/1/2022	—	—
	19,115	29,792(6)	4.92	8/5/2024	—	—
	16,042	53,958(7)	6.86	8/4/2025	__	__
	—	—	—	—	12,500(10)	63,750
	—	—	—	—	50,000(11)	255,000
	—	—	—	—	37,500(19)	191,250
	—	—	—	—	30,000(20)	153,000
Hassan Wahla	364	—(12)	1.32	8/29/2017	—	—
	1,093	—(13)	2.04	3/12/2018	—	—
	3,819	—(14)	4.20	5/21/2019	—	—
	49,999	—(3)	6.12	8/18/2019	—	—
	100,000	—(4)	6.55	11/2/2020	—	—
	30,000	—(15)	7.43	1/31/2022	—	—
	22,917	27,083(6)	4.92	8/5/2024	—	—
	16,042	53,958(7)	6.86	8/4/2025	__	__
	—	__	—	—	15,000(10)	76,500
	—	__	—	—	35,000(11)	178,500
	—	__	—	—	15,000(16)	76,500
	—	__	—	—	22,500(19)	114,750
	__	__	__	__	30,000(20)	153,000
Salman Dhanani	100,000	__(3)	6.12	8/18/2019	—	—
	100,000	__(4)	6.55	11/2/2020	—	—
	30,000	__(15)	7.43	1/31/2022	—	—
	27,500	32,500(6)	4.92	8/5/2024	—	—
	27,500	92,500(7)	6.86	8/4/2025	__	__
	—	__	—	—	15,000(10)	76,500
	—	__	—	—	35,000(11)	178,500
	—	__	—	—	15,000(16)	76,500
	__	__	__	__	22,500(19)	114,750
	__	__	__	__	60,000(20)	306,000
Loren Hillberg	47,750	—(4)	6.55	11/2/2020	—	—
	28,125	—(15)	7.43	1/31/2022	—	—
	64,167	5,833(18)	7.05	10/31/2022	—	—

	Option Awards(1)				RSU Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested
Loren Hillberg (continued)	8,125	16,250 (6)	4.92	8/5/2024	—	—
	6,875	23,125 (7)	6.86	8/4/2025	__	__
	—	—	—	—	25,000(11)	127,500
	—	—	—	—	15,000(19)	76,500
	—	—	—	—	20,000(20)	102,000
Rohan Chandran (17)	—	—	—	—	__	__
____________________

(1)	Unless otherwise noted, all stock options listed in this Outstanding Equity Awards table were granted under our 2009 Equity Incentive Plan.

(2)
The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs by the closing price of our common stock on June 30, 2016 (the last trading day in fiscal 2016), which was $5.10.

(3)	This stock option was granted under our 1999 Stock Option Plan and all shares of common stock subject to this stock option were fully vested as of August 18, 2013.

(4)	All shares of common stock subject to this stock option were fully vested as of November 2, 2014.

(5)
The shares of common stock subject to this stock option vest as to 1/2 of the shares of common stock subject to the option when our market capitalization equals or exceeds $500 million for 30 consecutive trading days and as to the remaining shares when our market capitalization equals or exceeds $750 million for 30 consecutive trading days. In the event that no shares of common stock subject to this stock option have vested by June 30, 2017, this stock option shall terminate.

(6)
The shares of common stock subject to this stock option began vesting on August 5, 2014 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(7)
The shares of common stock subject to this stock option began vesting on July 31, 2015 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(8)	These RSUs began vesting on August 10, 2015 and vest annually as to 1/4th of the shares per year.

(9)	The shares of common stock subject to this stock option were fully vested as of June 16, 2016.

(10)	These RSUs began vesting on September 13, 2012 and vest annually as to 1/4th of the shares per year.

(11)	These RSUs began vesting on September 13, 2013 and vest annually as to 1/4th of the shares per year.

(12)	This option was granted under our 1999 Stock Option Plan and all shares of common stock subject to this stock option were fully vested as of August 29, 2011.

(13)	This option was granted under our 1999 Stock Option Plan and all shares of common stock subject to this stock option were fully vested as of March 1, 2012.

(14)	All shares of common stock subject to this stock option were fully vested as of March 18, 2013.

(15)	All shares of common stock subject to this stock option were fully vested as of January 31, 2016.

(16)	These RSUs began vesting on February 10, 2014 and vest annually as to 1/4th of the shares per year.

(17)	Mr. Chandran's employment with us ended as of March 18, 2016 and all his unvested options and RSUs were forfeited.

(18)
The shares subject to this stock option began vesting on October 31, 2012 (vesting commencement date) and vest as to 3/4th of the shares subject to the option on the third anniversary of the vesting commencement date and as to 1/12th of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(19)	These RSUs began vesting on August 10, 2014 and vest annually as to 1/4th of the shares per year.

(20)	These RSUs began vesting on August 10, 2015 and vest annually as to 1/4th of the shares per year.
Options Exercised and Stock Vested During Fiscal 2016
The following table presents certain information regarding options exercised and RSUs vested by our named executive officers in fiscal 2016. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized from vested RSUs is calculated by multiplying the number of shares vested by the market price of our common stock on the date the shares are released.

Name	Number of Shares Acquired on Exercise	RSUs Vested	Value Realized on Exercise or Vesting
Dr. HP Jin	689,146	—	$3,497,374
Michael Strambi	—	55,000	382,600
Hassan Wahla	—	47,500	323,850
Salman Dhanani	66,682	—	365,737
	—	47,500	323,850
Loren Hillberg	—	17,500	123,025
Rohan Chandran	—	32,500	190,675
Pension Benefits & Nonqualified Deferred Compensation
We do not provide a pension plan for our employees and no named executive officers participated in a nonqualified deferred compensation plan during fiscal 2016.
Employment Agreements
We currently have employment agreements or change of control agreements with each of our executive officers. The employment agreements with our executive officers provide for at will employment, base salary, term of the agreement, eligibility to participate in any of our bonus plans or programs, standard employee benefit plan participation and eligibility to receive stock option grants. The employment agreements contain certain severance and change of control benefits in favor of the executives.
Dr. HP Jin. In October 2009, we entered into an employment agreement with Dr. Jin. The agreement sets forth an initial annual base salary of $200,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that Dr. Jin is an at will employee and his employment may be terminated at any time by us or Dr. Jin. The agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Jin is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Michael W. Strambi. In March 2012, we entered into an employment agreement with Mr. Strambi. The agreement sets forth an initial annual base salary of $210,000, which increased in June 2012 to an annual base salary of $250,000, subject to review, upon Mr. Strambi becoming chief financial officer. Mr. Strambi is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Strambi is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Strambi. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Strambi is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Loren Hillberg. In October 2009, we entered into an amended and restated employment agreement with Mr. Hillberg. The amended and restated agreement sets forth the initial annual base salary of $200,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Hillberg is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Hillberg. The agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Hillberg is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
In September 2012, we entered in a retention agreement with Mr. Hillberg, pursuant to which we agreed to pay Mr. Hillberg a $1.3 million retention bonus, in lieu of granting Mr. Hillberg an RSU during fiscal 2013 (the “Retention Bonus”). In the event that Mr. Hillberg terminates his employment with us prior to the fourth anniversary of the date of the retention agreement, Mr. Hillberg would be required to repay a portion of the Retention Bonus. The repayment obligation lapsed as to 25% on each anniversary of the date of the retention agreement and the retention bonus became fully vested in September 2016.
Hassan Wahla. In October 2009, we entered into an amended and restated employment agreement with Mr. Wahla. The amended and restated agreement sets forth an initial annual salary of $180,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Wahla is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Wahla. The agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Wahla is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Salman Dhanani. In October 2009, we entered into an employment agreement with Mr. Dhanani. The agreement sets forth an initial annual base salary of $180,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Dhanani is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Dhanani. The agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Dhanani is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Rohan Chandran. We entered into employment agreements with Mr. Chandran in November 2014 and August 2015, which agreements were amended and restated in September 2015. On March 18, 2016, Mr. Chandran's employment with us ended and we entered into a severance agreement and general release with Mr. Chandran. We paid Mr. Chandran the gross amount of $130,000, which was equivalent to six months of his regular salary, a lump-sum, pro-rated bonus payment for fiscal 2016 in the amount of $55,070, and six months of COBRA contributions for the months of April through September of 2016 for Mr. Chandran and his eligible dependents in the amount of $13,926, pursuant to the terms of his employment agreement.

Potential Payments Upon Termination or Change of Control
We have entered into employment agreements that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. The description and table that follow describe the payments and benefits that may be owed by us to each of our executive officers upon the executive officer’s termination under certain circumstances.
Provided the employment agreement is not terminated earlier pursuant to its terms, in the event of a Change of Control (as defined below), the agreement provides for an automatic extension of the term of the agreement through the 18 month anniversary of such Change of Control with automatic one year renewals after the 18 month anniversary of the Change of Control unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal.
Severance Terms for Dr. Jin. In the event that Dr. Jin is terminated other than for Cause, death or disability, and the termination is not upon or within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans.
In the event that Dr. Jin is terminated other than for Cause, death or disability, or if he terminates his employment for Good Reason, and the termination is within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 18 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of up to 18 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•
all unvested equity awards will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

In order to receive the severance benefits described above upon a termination of Dr. Jin’s employment, Dr. Jin is obligated to refrain from soliciting our employees to leave us for a one year period after the termination of his employment, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.
Severance Terms for Messrs. Hillberg, Strambi, Dhanani and Wahla. Pursuant to the employment agreements, in the event that we terminate the employment of Messrs. Hillberg, Strambi, Dhanani or Wahla other than for Cause, death or disability, and the termination is not upon or within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to six months for himself and his eligible dependents under our medical, dental and vision benefit plans.
In the event we terminate the employment of Messrs. Hillberg, Strambi, Dhanani or Wahla other than for Cause, death or disability, or if either Messrs. Hillberg, Strambi, Dhanani or Wahla terminates his employment for Good Reason, and the termination is within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•
all of the unvested equity awards of the executive officer will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

In order to receive the severance benefits described above upon a termination of employment of Messrs. Hillberg, Strambi, Dhanani or Wahla, such executive officer is obligated to refrain from soliciting our employees to leave us for a one year period after the termination of his employment, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.

In the event any payment to one of our executive officers under his employment agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such executive officer will be entitled to receive such payment as would entitle him to receive the greatest after tax benefit of either the full payment or a lesser payment, which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of our employment agreements with our executive officers, “Change of Control” means the occurrence of any of the following:

(i)
the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us), or Person, that becomes the owner, directly or indirectly, of our securities representing more than 50% of the total voting power represented by our then outstanding securities; provided, however, that for the purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than 50% of the total voting power of our securities shall not be considered a Change of Control;

(ii)
a change in the composition of our board of directors occurring within a 12 month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are our directors as of the effective date of the employment agreement with the executive officer or (B) are elected, or nominated for election, to our board of directors with the affirmative votes of a least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of our directors); or

(iii)
a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of our assets: (1) a transfer to an entity that is controlled by our stockholders immediately after the transfer; or (2) a transfer of assets by us to: (A) a stockholder of ours (immediately before the asset transfer) in exchange for or with respect to our securities; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us; (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all our outstanding stock; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction of ours that does not constitute a change of control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii) shall not be considered a Change of Control.

For the purposes of our employment agreements with our executive officers, “Cause” means:

(i)	any material act of personal dishonesty made by the executive officer in connection with the executive officer’s responsibilities as an employee;

(ii)	the executive officer’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

(iii)	the executive officer’s gross misconduct;

(iv)
the executive officer’s unauthorized use or disclosure of any of our proprietary information or trade secrets or of any other party to whom the executive officer owes an obligation of nondisclosure as a result of executive officer’s relationship with us;

(v)	the executive officer’s willful breach of any obligations under any written agreement or covenant with us; or

(vi)
the executive officer’s continued failure to perform his employment duties after the executive officer has received a written demand of performance from us which specifically sets forth the factual basis for our belief that the executive officer has not substantially performed his duties and has failed to cure such nonperformance to our satisfaction within 10 business days after receiving such notice.

For the purpose of our employment agreements with Messrs. Jin, Strambi and Hillberg, “Good Reason” means the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)
the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of such executive officer’s authority, duties or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., the executive officer’s same position in the parent company of the combined entity);

(ii)
a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)
a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.

For the purpose of our employment agreements with Messrs. Dhanani and Wahla, “Good Reason” means the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)
the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of the executive officer’s authority, duties, or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status);

(ii)
a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)
a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.
Fiscal 2016 Potential Payments Upon Termination or Change of Control
The following table shows the amounts each of our named executive officers would receive in the event of their termination following a Change of Control, or upon certain other events, assuming the termination took place on June 30, 2016, the last business day of our most recent completed fiscal year. The table excludes Mr. Chandran, whose employment with our company ended on March 18, 2016.

		Involuntary Termination
Name	Benefits	More Than Two Months Before Change of Control	Within Two Months Before or 12 Months After Change of Control
Dr. HP Jin	Severance Payment (Salary)	$380,000	$570,000
	Severance Payment (Bonus)	380,000	380,000
	Continuation of Medical/Welfare Benefits	21,633	32,450
	Acceleration of Stock Options and RSUs(1)	—	364,313
Michael Strambi	Severance Payment (Salary)	150,000	300,000
	Severance Payment (Bonus)	180,000	180,000
	Continuation of Medical/Welfare Benefits	11,434	22,868
	Acceleration of Stock Options and RSUs(1)	—	668,363
Hassan Wahla	Severance Payment (Salary)	132,500	265,000
	Severance Payment (Bonus)	159,000	159,000
	Continuation of Medical/Welfare Benefits	11,434	22,868
	Acceleration of Stock Options and RSUs(1)	—	604,125
Salman Dhanani	Severance Payment (Salary)	132,500	265,000
	Severance Payment (Bonus)	159,000	159,000
	Continuation of Medical/Welfare Benefits	11,434	22,868
	Acceleration of Stock Options and RSUs(1)	—	758,100
Loren Hillberg	Severance Payment (Salary)	150,000	300,000
	Severance Payment (Bonus)	180,000	180,000
	Continuation of Medical/Welfare Benefits	11,390	22,780
	Acceleration of Stock Options and RSUs(1)	—	308,925

____________________

(1)
100% of the unvested shares subject to stock options and RSUs would accelerate if the executive officer were terminated other than for Cause, death or disability or resigned for Good Reason within a two month period before or a 12 month period after a Change of Control. Value represents the gain the executive officer would receive, calculated as the difference between our closing stock price on June 30, 2016 and the exercise price of all unvested options and RSUs. Our closing stock price on June 30, 2016 was $5.10 per share.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options, RSUs, warrants and rights granted to our employees and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of June 30, 2016.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)(2)	8,385,649	$6.7761	1,382,096
Equity compensation plans not approved by security holders(3)(4)	286,133	7.6140	337,166
Total	8,671,782	$6.7979	1,719,262
____________________

(1)
Our 2009 Equity Incentive Plan incorporates an evergreen formula pursuant to which on July 1 of each year, the aggregate number of shares reserved for issuance under the 2009 Equity Incentive Plan will increase by a number of shares equal to the lesser of: (A) 1,666,666 shares, (B) 4% of the outstanding shares on the last day of the immediately preceding fiscal year, or (C) such number of shares determined by our board of directors.

(2)	Includes RSU awards for 3,155,739 shares which have no exercise price.

(3)
We assumed our Amended and Restated 2011 Stock Option Plan on October 10, 2012, upon the closing of our acquisition of Local Merchant Services, Inc., or ThinkNear. We also entered into Non-Plan Inducement Restricted Stock Unit Award Agreements to grant RSU and option awards to certain skobbler GmbH founders in connection with our acquisition of skobbler GmbH in 2014.

(4)	Includes RSU awards for 145,825 shares which have no exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
There have been no transactions since the beginning of fiscal 2016 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this proxy statement.
Policies and Procedures for Related Party Transactions
As provided by the audit committee charter, the audit committee of our board of directors must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to the audit committee any related party transaction prior to entering into the transaction.
It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2016, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, except that one report on Form 4 relating to the grant of RSUs on September 23, 2015 was filed late on behalf of Mr. Todaro, and reports on Form 4 relating to the grant of RSUs on November 19, 2015 were filed late on behalf of each of Messrs. Zaelit, Xie and Chen. The Form 4 filed for Mr. Xie was subsequently amended on September 16, 2016 to correct information regarding the grant made to him.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of September 22, 2016, concerning, except as indicated by the footnotes below:

•	Each person whom we know beneficially owns more than five percent of our common stock;

•	Each of our directors and nominees for the board of directors;

•	Each of our named executive officers; and

•	All of our current directors and executive officers as a group.
Unless otherwise noted below, the address of each person listed on the table is c/o Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, California 95054.
We have determined beneficial ownership in accordance with the rules of the SEC. Under the SEC’s proxy rules, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 43,128,725 shares of common stock outstanding at September 22, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of September 22, 2016 and RSUs that will vest within 60 days of September 22, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).
The information provided in the table and related footnotes are based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
Digital Mobile Venture Ltd.(1)	7,313,467	16.96%
c/o Rayson Technology Co. Ltd. 5F No. 550 Ruei Guang Road Taipei, Taiwan
Nokomis Capital L.L.C. (2)	4,008,736	9.29%
2305 Cedar Springs Road, Suite 420 Dallas, Texas 75201

Named Executive Officers and Directors:
Dr. HP Jin (3)	1,875,893	4.30%
Michael Strambi (4)	257,933	*
Salman Dhanani (5)	641,962	1.48%
Hassan Wahla (6)	302,505	*
Loren Hillberg (7)	168,792	*
Rohan Chandran (8)	10,000	*

Samuel Chen (9)	7,337,303	17.01%
Douglas Miller	1,401	*
Ken Xie (10)	63,016	*
Joseph M. Zaelit (11)	67,304	*
Wes Cummins	—	*

All current executive officers and directors as a group (10 people) (12)	10,716,109	24.60%
____________________

*	Represents beneficial ownership of less than 1%.

(1)	Samuel Chen, one of our directors, and his wife, Fiona Chang, share voting and dispositive power over the shares of our common stock held by Digital Mobile Venture Ltd. (“Digital”).

(2)
Based solely upon a Schedule 13D filed with the SEC on August 24, 2016 by Nokomis Capital L.L.C. reporting beneficial ownership as of August 24, 2016. Brett Hendrickson, as the principal of Nokomis Capital L.L.C., may direct the voting and disposition of the shares of our common stock held by Nokomis Capital LLC.

(3)
Includes 20,200 shares held by Jacqueline Jin and 20,200 shares held by Michael Jin, Dr. Jin’s children; 1,373,930 shares held by Dr. Jin and 461,563 shares issuable upon the exercise of options exercisable within 60 days of September 22, 2016.

(4)	Includes 58,713 shares held by Mr. Strambi and 199,220 shares issuable upon the exercise of options exercisable within 60 days of September 22, 2016.

(5)	Includes 338,212 shares held by Mr. Dhanani and 303,750 shares issuable upon the exercise of options exercisable within 60 days of September 22, 2016.

(6)	Includes 64,938 shares held by Mr. Wahla and 237,567 shares issuable upon the exercise of options exercisable within 60 days of September 22, 2016.

(7)	Includes 168,792 shares issuable upon the exercise of options exercisable within 60 days of September 22, 2016.

(8)	Mr. Chandran's employment with us ended on March 18, 2016.

(9)
Includes 7,313,467 shares held by Digital, of which 3,300,000 shares are pledged as security, 6,729 shares held by Mr. Chen, 14,166 shares issuable upon the exercise of options exercisable within 60 days of September 22, 2016, and 2,941 RSUs vesting within 30 days of September 22, 2016.

(10)	Includes 60,516 shares held by Mr. Xie and 2,500 RSUs vesting within 60 days of September 22, 2016.

(11)
Includes 8,531 shares held by Mr. Zaelit, 55,832 shares issuable upon the exercise of options exercisable within 60 days of September 22, 2016 and 2,941 RSUs vesting within 60 days of September 22, 2016.

(12)	Includes 1,440,890 shares issuable upon the exercise of options exercisable within 60 days of September 22, 2016, and 8,382 RSUs vesting within 60 days of September 22, 2016.

AUDIT COMMITTEE REPORT
The audit committee assists the board of directors in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements and the qualifications, independence and performance of our independent registered public accounting firm.
Our management is responsible for establishing and maintaining internal controls and for preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the audit committee to oversee these activities.
The audit committee has:

•	Reviewed and discussed the audited financial statements with our management and with Grant Thornton LLP, our independent registered public accounting firm;

•	Discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board; and

•
Received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence.

Based upon these discussions and review, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors

Joseph M. Zaelit (Chairman)
Samuel Chen
Douglas Miller

OTHER MATTERS
We are not aware of any other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as instructed on the proxy card you received, via the Internet or by telephone as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Santa Clara, California
October 6, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the election of the following class I directors to serve until 2019.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

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1. Election of Directors

Nominees

01 Samuel Chen   02 Wes Cummins

The Board of Directors recommends you vote FOR the following proposal:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000300773_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com

TELENAV, INC.
Annual Meeting of Stockholders
November 17, 2016, 9:00 AM Pacific Standard Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dr. HP Jin and Michael Strambi, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, and in the discretion of such proxies on all other matters properly brought before the meeting, all of the shares of Common Stock of TELENAV, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST on November 17, 2016, at our headquarters at 4655 Great America Parkway, Suite 300, Santa Clara CA 95054 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and as the proxy holder may determine in his discretion with regard to any other matter properly brought before the meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000300773_2 R1.0.1.25